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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Styling Technology Corporation on Form S-1 of our report dated March 2, 1998 (August 3, 1998 as to
Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to an agreement for the sale of a majority of Ft. Pitt Acquisition, Inc.'s outstanding common stock), relating to the consolidated financial statements of Ft. Pitt Acquisition, Inc. and subsidiary appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania
August 9, 1999